CONVERTED ORGANICS INC. ANNOUNCES REDEMPTION OF CLASS A WARRANTS

BOSTON, Tuesday, September 16, 2008 – Converted Organics Inc. (NASDAQ: COIN) today announced it will redeem its outstanding Class A warrants (NASDAQ: COINW). A notice of redemption will be mailed on or about September 17, 2008 to all warrant holders of record as of today. The redemption date is October 17, 2008 and any outstanding Class A warrants that have not been exercised before that date will expire and will be redeemable by Converted Organics Inc. for $0.25 per warrant.

Until the redemption date, the Class A warrants are convertible into common stock at an exercise price of $8.25. Each warrant exercised at this price will receive 1.276 shares of common stock. A total of approximately 2,500,000 Class A warrants have been issued by the company. To date, approximately 755,000 of these warrants have been exercised, yielding $6.2 million in gross proceeds to the company. Conversion of all of the Class A warrants would generate additional proceeds to the company of approximately $14 million, which the company would use to support and accelerate its continued expansion and development.

“Converted Organics’ achievement of its corporate milestones such as our recently announced strategic alliance with Gro Group Inc., the commencement of manufacturing operations at our flagship facility in Woodbridge, NJ, and the receipt of initial financing approval for our third manufacturing facility in Johnston, Rhode Island, have enabled us to achieve this significant milestone, the redemption of the warrants, ahead of plan,” said Edward J. Gildea, President of Converted Organics Inc. “The funds received from the exercise of all outstanding Class A warrants will be directed toward development of the new Converted Organics facility in Rhode Island, supporting ongoing enhancements at our Gonzales, CA production site, ensuring the continuation of the manufacturing operations and construction enhancements at our Woodbridge plant, and for other working capital needs.”

The Class A warrants became eligible for redemption on February 19, 2008, when the closing price of Converted Organics common stock had equaled or exceeded $9.35 for five consecutive trading days.

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN), based in Boston, MA, is dedicated to producing valuable all-natural, organic soil amendment or fertilizer products through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally-friendly fertilizer products in the retail, turf management, and agribusiness markets.

Converted Organics’ fertilizer products will be produced in both a dry pellet and liquid concentrate. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16%, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications, such as golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that effects most plants and grasses and restricts the flow of water and nutrients to the plant. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

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CONTACT: PR Financial Marketing
Jim Blackman: 713-256-0369 or jim@prfmonline.com